EXHIBIT 10.6

Addendum No. 1

Dated March 24, 2023 to that certain Asset Purchase Agreement (the “Agreement”) originally dated as of the 15th day of August, 2022 by and between Prime Dental Lab LLC (“Prime”), a company incorporated under the laws of the State of Florida and Costas Inc. (dba Standard Dental Labs Inc.) (“Costas”), a company incorporated under the laws of the State of Nevada, individually referred to as “Party” and collectively as the “Parties”.

Whereas subsequent to the closing of the Agreement the Parties hereto have agreed to amend Article III – Consideration, Item 3.1 Purchase Price, subheading Cash Consideration in order to revise the payment terms for the cash instalments.

Notwithstanding anything contained in the Agreement to the contrary, the provisions set forth below will be deemed to be a part of the Agreement and shall supersede any contrary provision in the Agreement. All references in the Agreement and in this Addendum shall be construed to mean the Agreement as amended and supplemented by this Addendum. Any inconsistency between the Agreement and this Addendum shall be resolved in favour of the provisions of this Addendum.

1.	Defined Terms: All defined terms used in this Addendum, unless specifically defined in this Addendum, shall have the same meaning as such terms have in the Agreement;

2.	Modification of the Agreement:

Article III – Consideration, Item 3.1 Purchase Price, subheading Cash Consideration be replaced in its entirety with the following:

Cash Consideration – The Cash Consideration shall be payable in two (2) equal instalments of seventy thousand ($70,000.00) dollars (each a “Cash Instalment”). The first Cash Instalment shall be paid by the Acquiror to the Seller no later than fifteen (15) calendar days after receipt by the Acquiror of the Notice of Effect from the SEC of its Form S-1 filing (the “First Cash Instalment”), or on such earlier date as may be agreed between the Parties in writing.

The second Cash Instalment of seventy thousand ($70,000.00) dollars shall be paid by the Acquiror to the Seller on the date that is no later than seven (7) calendar days subsequent to the first payment from the ELOC referenced in the company’s current S-1 registration notice (the “Second Cash Instalment”).

3.	Effect to Amendment: Except as expressively modified in this Addendum, all terms, conditions and covenants set forth in the Agreement shall remain in full force and effect among the Parties.

4.	Amendment: This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.	Governing Law: This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

6.

Counterparts: This Addendum maybe executed in any number of counterparts, each of which shall be an original but all of which together, shall constitute one instrument. A facsimile or other electronic transmission of this signed Addendum shall be legal and binding on all parties hereto.

This Addendum No. 1 shall be appended to and form a part of the Agreement and shall become effective on March 24, 2023.

******Signature page to follow******

IN WITNESS WHEREOF, each of the undersigned has caused this Addendum No. 1 to be duly executed and delivered as of the date first written above.

THE ACQUIROR:

Costas, Inc. (dba Standard Dental Labs Inc.)

By:	/s/ James D. Brooks
Name:	James D. Brooks
Title:	CEO, President

THE SELLER:

PRIME DENTAL LAB LLC

By:	/s/ John (Jong Pil) Kim
Name:	John (Jong Pil) Kim
Title:	Managing Member

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